CONTACT:                   OR               LENS' INVESTOR RELATIONS COUNSEL:
CONCORD CAMERA CORP.                        THE EQUITY GROUP INC.
HARLAN PRESS                                ROBERT GOLDSTEIN  (212) 371-8660
VICE PRESIDENT AND TREASURER                DEVIN SULLIVAN    (212) 836-9608
(954) 331-4200

                             FOR IMMEDIATE RELEASE
                   CONCORD CAMERA CORP. ANNOUNCES RESULTS FOR
             THE FOURTH QUARTER AND FISCAL YEAR ENDED JULY 3, 2004


HOLLYWOOD, FLORIDA - OCTOBER 4, 2004 - CONCORD CAMERA CORP. ("CONCORD" OR "COMPANY") (NASDAQ: LENS) today reported financial results for the fourth quarter and fiscal year ended July 3, 2004 (see attached tables).

FOURTH QUARTER COMPARISON

For the fourth quarter ended July 3, 2004 ("Fourth Quarter Fiscal 2004"), net sales were $52.4 million, a 14.8% decrease from the same quarter last year. Net
(loss) was ($10.1) million, or ($0.36) per share. This compared to net sales of $61.5 million, and net income of $1.7 million, or $0.06 per diluted share, for the fourth quarter of the prior fiscal year ("Fourth Quarter Fiscal 2003"). The Fourth Quarter Fiscal 2004 loss includes the impact of an extraordinary gain of $5.8 million, or $0.20 per share, relating to the acquisition discussed below and a $1.7 million reduction in the carrying values of certain digital camera and component inventory related to volatility in the digital camera market resulting from recent price declines and pricing reductions by the Company's competitors. In addition, the loss includes unfavorable production variances due to lower than expected production volumes and manufacturing inefficiencies which created significant under absorption of manufacturing labor and overhead costs. Last year's fourth quarter included $0.9 million of non-cash variable stock option expense.

Net sales in Retail Sales and Distribution ("RSD") declined compared to the same quarter last year primarily due to pricing pressures for digital cameras, lower unit sales for all products and increases in estimated sales returns and allowances. RSD net sales were $38.6 million in Fourth Quarter Fiscal 2004, a decrease of $9.3 million, or 19.4% over last year's fourth quarter sales of $47.9 million. Sales in Design and Manufacturing Services ("DMS") were $13.8 million in this year's fourth quarter versus $13.6 million in Fourth Quarter Fiscal 2003.

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended July 3, 2004
October 4, 2004

Gross profit for Fourth Quarter Fiscal 2004 was $2.6 million, or 5.1% of net sales, versus a gross profit of $10.7 million, or 17.3% of net sales in the same quarter last year. During the Fourth Quarter Fiscal 2004, gross profit was negatively affected by a $1.7 million pre-tax charge to cost of products sold relating to lowering the carrying value of certain digital camera and component inventory to their estimated net realizable value as a result of competitive pricing pressure. Higher manufacturing costs, mainly resulting from significant under absorption of labor and overhead due to lower production volumes and production inefficiencies, contributed to the decrease in gross profit.

Selling expenses for the Fourth Quarter Fiscal 2004 were $4.2 million, or 8.0% of net sales. This compared to $3.0 million, or 4.9% of net sales, for the Fourth Quarter Fiscal 2003. The increase in selling expenses was primarily due to the cost of additional sales and marketing personnel, tradeshows and higher freight costs. Consistent with the objective to grow sales, the Company increased sales and marketing personnel worldwide to position the Company for future anticipated growth.

General and administrative expenses ("G&A") for the Fourth Quarter Fiscal 2004 were $8.1 million, or 15.5% of net sales. This compared to $5.7 million, or 9.3% of net sales, for the Fourth Quarter Fiscal 2003. The increase in G&A expenses was primarily due to increases in professional fees associated with designing and implementing a new Enterprise Resource and Planning ("ERP") system, costs associated with implementing measures necessary to comply with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), increases in salaried personnel expenses, and severance expenses, partially offset by lower legal costs.

Goodwill impairment was $3.7 million for the Fourth Quarter Fiscal 2004 compared to no expense for the Fourth Quarter Fiscal 2003. Under FAS 142, goodwill impairment exists if the net book value of the reporting units exceed their fair value. The Company utilized its market capitalization at July 3, 2004 to estimate the fair value of its reporting units. As a result of the impairment test, the Company recorded a $3.7 million impairment charge for Fiscal 2004 for all of its goodwill.

Variable stock-based compensation income for the Fourth Quarter Fiscal 2004 was ($0.1) million because the Common Stock price on July 3, 2004 the last day of Fourth Quarter Fiscal 2004, was lower than the Common Stock price on the first day of the quarter. Variable stock-based compensation expense was $0.9 million in the same quarter last year.

During Fourth Quarter Fiscal 2004, the Company completed the acquisition of Jenimage Europe GmbH ("Jenimage"), a German corporation. The acquisition, recorded under the purchase method of accounting, included the purchase of 100% of the outstanding stock of Jenimage for $13.4 million in cash, excluding related acquisition costs. The assets acquired and liabilities assumed were recorded based on their estimated fair market value at the date of acquisition. The $20.3 million of net assets acquired exceeded the total recorded purchase price of $14.5 million (including related acquisition costs) and, as a result, $5.8 million was recorded as an extraordinary gain in the Fourth Quarter Fiscal 2004. The acquisition is expected to increase Concord's presence in Germany. The Company is currently integrating the acquired business into its German operations and expects to complete the integration during the first half of the fiscal year ending July 2, 2005 ("Fiscal 2005").

Income tax provision for the Fourth Quarter Fiscal 2004 was $2.3 million, as compared to $0.1 million in the same quarter last year. As a result of the pre-tax loss incurred during Fiscal 2004, the Company determined that all of its deferred income tax assets may not be fully realizable and, accordingly, the Company increased its deferred income tax assets valuation allowance by $11.6 million.

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended July 3, 2004
October 4, 2004

FISCAL YEAR COMPARISON

For Fiscal 2004, net sales were $203.1 million, an increase of $13.3 million, or 7.0% as compared to the same period last year, and net (loss) was $(31.2) million, or $(1.09) per share, including an extraordinary gain of $5.8 million, or $0.20 per share, relating to the acquisition discussed above. For the fiscal year ended June 28, 2003 ("Fiscal 2003"), net sales were $189.7 million and net income was $6.4 million, or $0.22 per diluted common share.

RSD sales were $156.0 million for Fiscal 2004, an increase of $10.2 million, or 7.0%, as compared to Fiscal 2003, and accounted for 76.8% of total net sales. The growth in RSD net sales was mostly due to sales of private label traditional cameras and Polaroid branded single use cameras, opening of a subsidiary in Japan, new customers and organic growth from customers due to sell through and new product introductions. DMS net sales were $47.3 million in Fiscal 2004, an increase of $3.1 million, or 7.0%, as compared to last year, and accounted for 23.3% of total net sales. The increase in DMS net sales was primarily attributable to sales of single use cameras to Kodak, partially offset by lower sales to existing customers. In Fiscal 2004, sales to Kodak accounted for 19.6% of total net sales, or $39.8 million. The Company currently manufactures products for Kodak under two DMS contracts. The Company received notification from Kodak that it intends to cease purchases under two DMS contracts by the end of the second quarter of Fiscal 2005.

Gross profit for Fiscal 2004 was $14.2 million, or 7.0% of net sales, versus $36.3 million, or 19.1% of net sales, in Fiscal 2003. During Fiscal 2004, gross profit was negatively affected by the $11.1 million pre-tax charges to cost of products sold which resulted from an inventory related pre-tax charge of $11.1 million to lower the carrying value of certain digital camera and component inventories below their cost basis to their estimated net realizable value. This resulted from the negative impact of a decline in the digital camera market, competitive pricing pressure, and excess customer inventory levels. In addition, depreciation expense increased by $1.8 million due to the reduction of the remaining useful lives of molds and tooling related to certain digital cameras. In addition, higher manufacturing costs mainly resulting from production inefficiencies related to the production of digital camera products contributed to the decrease in gross profit, in dollars and as a percentage of sales. Incremental overhead costs associated with the costs incurred in implementing the Company's new ERP system contributed to lower gross profits in Fiscal 2004. Fiscal 2003 included a $2.2 million benefit resulting from the favorable resolution of a previously disclosed disputed claim with a DMS customer in the third quarter, partially offset by $0.8 million of additional air freight costs due to the West Coast dock worker's labor dispute. Product engineering, design and development costs for Fiscal 2004 and Fiscal 2003, in dollars and as a percentage of net sales, were $10.5 million (5.2%) and $8.5 million (4.5%), respectively. It is expected that design and product development expenses will decrease in Fiscal 2005 as the Company increases its purchases of products from third-party manufacturers.

Selling expenses for Fiscal 2004 were $13.5 million, or 6.6% of net sales. In Fiscal 2003, selling expenses were $8.9 million, or 4.7% of net sales. The increase was primarily due to the cost of additional sales and marketing personnel, royalties related to the Polaroid brand licenses, tradeshows, and higher variable costs, including freight and handling, all of which are attributable to the year over year increase in sales and to position the Company for future anticipated growth. Selling expenses in Fiscal 2004 included costs incurred by Jenimage during the period May 10, 2004 through July 3, 2004.

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended July 3, 2004
October 4, 2004

G&A expenses were $26.8 million, or 13.2% of net sales for Fiscal 2004. This compared to $20.6 million, or 10.9% of net sales for the prior year. The increase in G&A expenses was primarily due to increases in personnel, severance costs, professional fees associated with designing and installing an ERP system, costs associated with implementing measures necessary to comply with Sarbanes-Oxley, and additional costs associated with the Company's anticipated sales growth. G & A expenses in Fiscal 2004 included costs incurred by Jenimage during the period May 10, 2004 through July 3, 2004. During Fiscal 2003, G&A expenses included a $0.5 million recovery from Polaroid Corporation resulting in a reduction of expenses.

For Fiscal 2003, the Company recorded $0.9 million of variable stock-based compensation expense in the consolidated statements of operations because its Common Stock price on June 28, 2003 was higher than the new repriced stock options' exercise price of $5.97. Variable stock-based compensation income cannot exceed the cumulative expense recorded to date of $0.9 million. Variable stock-based compensation income for Fiscal 2004 was $0.7 million because the Company's Common Stock price on July 3, 2004 was below the new repriced stock options' exercise price of $5.97.

Interest expense for Fiscal 2004 was $0.7 million, compared to $1.2 million for Fiscal 2003. The decrease of $0.5 million was attributable to the reduction in interest expense related to the repurchase of Senior Notes in Fiscal 2003 and the related non-recurring write-off of deferred finance costs of $0.3 million recorded in Fiscal 2003.

Goodwill impairment was $3.7 million for Fiscal 2004 compared to no expense for Fiscal 2003. Under FAS 142, goodwill impairment exists if the net book value of the reporting unit exceeds its fair value. The Company utilized its market capitalization at July 3, 2004 to estimate the fair value of its reporting units. As a result of the impairment tests, the Company recorded a $3.7 million impairment charge for all of its goodwill.

Other income, net was $0.5 million and $2.4 million for Fiscal 2004 and Fiscal 2003, respectively. The decrease of $1.9 million related primarily to the loss of $0.9 million recorded in the Second Quarter Fiscal 2004 as a result of the sale of short-term investments. Over the holding period of the short-term investments, the Company realized a net positive return of $0.6 million after giving effect to the dividend income received which more than offset the loss.

Income tax provision for Fiscal 2004 was $7.5 million as compared to $0.6 million in Fiscal 2003. As a result of the pre-tax loss incurred during Fiscal 2004, the Company determined that all of the deferred income tax assets may not be fully realizable, and accordingly, increased the deferred income tax asset valuation allowance by $11.6 million, which included the benefit relating to losses generated during Fiscal 2004.

WORKING CAPITAL

Concord ended the fourth quarter with working capital of $100.6 million and cash and short-term investments on hand of $57.9 million. The Company had total shareholders' equity of $127.1 million, or approximately $4.44 per share, as of July 3, 2004. Cash and short-term investments decreased by $30.4 million, primarily as the result of cash used in operations of $25.1 million, a $13.4 million utilization of cash in the Jenimage acquisition and payment of $6.8 million for fixed asset expenditures. These uses of cash, totaling $45.3 million, were partially offset by $3.6 million of cash acquired in the Jenimage acquisition and $1.9 million of proceeds received from Common Stock issuances upon stock option exercises. Accounts receivable decreased by ($11.6) million and inventory increased by $23.0 million, respectively, during Fiscal 2004.

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended July 3, 2004
October 4, 2004

CONTROLS AND PROCEDURES

In connection with the Fiscal 2004 audit of the Company's financial statements, the Company's auditors communicated to the Company's management and the Audit Committee of the Board of Directors several reportable conditions involving the Company's internal financial controls. The Company's auditors noted one reportable condition which they considered to be a material weakness in the Company's internal controls. The material weakness noted by the auditors is that the Company's financial statement close process does not insure that all material errors to accounts that involve significant estimates will be identified on a timely basis by employees in the normal course of their duties. Other reportable conditions noted by the auditors related to the Company's inventory evaluation, revenue recognition, and reserves and allowances processes. The Company has assigned a high priority to the remediation of the reportable conditions.

POTENTIAL NEW PRODUCTS AND RELATIONSHIPS

Consistent with our recent acquisition of Jenimage Europe GmbH and in conjunction with our assessment of recent market conditions, the Company continues to evaluate its strategic direction in order to operate effectively in the digital camera marketplace. The Company will also continue to evaluate other opportunities that fit with our objective of becoming a meaningful participant at the opening price point in the image capture market. These include: (1) potential opportunities to create a more significant and visible branded product presence for the digital cameras we offer; (2) companies that represent potential acquisition or investment opportunities; and (3) potential joint venture partners looking to form strategic alliances that would broaden our product base or enable us to enter into new lines of business.

If the Company's sourcing and development efforts are successfully concluded, the Company anticipates introducing several new digital, single use and traditional cameras to new and existing customers during Fiscal 2005 and beyond. We are evaluating various growth opportunities that could require significant funding commitments. We have from time to time held, and will continue to hold, discussions and negotiations with (i) companies that represent potential acquisition or investment opportunities, (ii) potential strategic and financial investors who might have an interest in making an investment in or acquiring us,
(iii) potential joint venture partners looking toward formation of strategic alliances that would broaden our product base or enable us to enter new lines of business.

INVESTOR CONFERENCE CALL

Ira B. Lampert, Chairman, Chief Executive Officer and President, will host a conference call Wednesday, October 6, 2004 at 11:00 A.M. Eastern Time, to discuss Fiscal 2004 Fourth Quarter and Fiscal 2004 results as well as other topics. Interested parties may participate in the call by dialing (913) 905-3159 approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Concord conference call. The conference call will also be broadcast live over the Internet via the Webcast section featured on the home page of Concord's website - www.concord-camera.com. To listen to the live call, go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen to the live call, the conference call will be archived and can be accessed on Concord's website for approximately 5 business days. A copy of the earnings release will be available on the same website, by going to the Investor Relations page and clicking on the "Press Releases" link.

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended July 3, 2004
October 4, 2004

ABOUT CONCORD CAMERA CORP.

Concord Camera Corp. is a global developer, designer, manufacturer and marketer of popularly priced, digital, instant, Advanced Photo System (APS) and 35mm cameras. Concord markets its cameras under the trademarks POLAROID, CONCORD, CONCORD EYE Q and JENOPTIK. Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the United Kingdom and France and through independent sales agents. Concord manufactures its products in its vertically integrated manufacturing facilities in the People's Republic of China. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD and CONCORD EYE Q are trademarks and/or registered trademarks of Concord Camera Corp. in the United States and/or other countries.
The JENOPTIK trademark is owned by Jenoptik AG and is used by Concord under license from Jenoptik AG.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 2004 and subsequently filed reports. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

                                  ### #### ###

CONCORD CAMERA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

                                                                     JULY 3,       JUNE 28,
                                                                      2004          2003
                                                                    ---------     ---------
                                     ASSETS
Current Assets:
     Cash and cash equivalents .................................    $  18,323     $  14,071
     Short-term investments ....................................       39,600        74,185
     Accounts receivable, net ..................................       29,367        32,494
     Inventories ...............................................       52,418        32,317
     Prepaid expenses and other current assets .................       11,563         5,122
                                                                    ---------     ---------
                           Total current assets ................      151,271       158,189
Property, plant and equipment, net .............................       20,597        21,328
Goodwill, net ..................................................         --           3,721
Other assets, net ..............................................       17,649        22,576
                                                                    ---------     ---------
                           Total assets ........................    $ 189,517     $ 205,814
                                                                    =========     =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Short-term borrowings under credit facilities .............    $   9,170
     Accounts payable ..........................................       18,783     $  22,105
     Accrued expenses ..........................................       16,395        13,023
     Other current liabilities .................................        6,320         1,984
                                                                    ---------     ---------
                           Total current liabilities ...........       50,668        37,112
Other long-term liabilities ....................................       11,724        11,874
                                                                    ---------     ---------
Total liabilities ..............................................       62,392        48,986
Commitments and contingencies
Stockholders' equity:
     Blank check preferred stock, no par value,
         1,000 shares authorized, none issued ..................         --            --
     Common stock, no par value, 100,000 shares
         authorized; 30,572 and 29,464 shares issued
         as of July 3, 2004 and June 28, 2003, respectively ....      143,073       141,109
     Additional paid-in capital ................................        4,853         5,407
     Deferred stock-based compensation .........................          (29)         (190)
     Deferred share arrangement ................................          413          --
     (Accumulated deficit) retained earnings ...................      (16,152)       15,070
     Accumulated other comprehensive loss ......................         --            (431)
                                                                    ---------     ---------
                                                                      132,158       160,965
     Less: treasury stock, at cost, 1,599 and 1,543 shares as
            of July 3, 2004 and June 28, 2003, respectively ....       (4,620)       (4,137)
        Less: common stock held in trust, 331 shares as
            of July 3, 2004 ....................................         (413)         --
                                                                    ---------     ---------
                           Total stockholders' equity ..........      127,125       156,828
                                                                    ---------     ---------
Total liabilities and stockholders' equity .....................    $ 189,517     $ 205,814
                                                                    =========     =========

CONCORD CAMERA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

                                        FOR THE QUARTER ENDED     FOR THE FISCAL YEAR ENDED
                                             (UNAUDITED)
                                       -----------------------    -------------------------
                                        JULY 3,       JUNE 28,     JULY 3,         JUNE 28,
                                         2004          2003         2004            2003
                                       ---------     ---------    ---------       ---------
Net sales .........................    $  52,388     $  61,515    $ 203,132       $ 189,783
Cost of products sold .............       49,740        50,846      188,954         153,532
                                       ---------     ---------    ---------       ---------
Gross profit ......................        2,648        10,669       14,178          36,251
Selling expenses ..................        4,200         3,009       13,522           8,905
General and administrative
     expenses .....................        8,106         5,702       26,842          20,616
Goodwill impairment ...............        3,721          --          3,721            --
Variable stock-based
     compensation (income)
     expense ......................          (58)          900         (659)            900
Interest expense ..................          221           200          715           1,230
Other expense (income), net .......           39          (943)        (500)         (2,372)
                                       ---------     ---------    ---------       ---------
(Loss) income before
     income taxes .................      (13,581)        1,801      (29,463)          6,972
Provision  for
     income taxes .................        2,298           131        7,537             569
                                       ---------     ---------    ---------       ---------
(Loss) income before
     extraordinary item ...........      (15,879)        1,670      (37,000)          6,403
Extraordinary gain -
     acquired net assets in
     excess of cost ...............        5,778          --          5,778            --
                                       ---------     ---------    ---------       ---------
Net (loss) income .................    $ (10,101)    $   1,670    $ (31,222)      $   6,403
                                       =========     =========    =========       =========

Net  (loss) income per
     common share:

Basic:
     (Loss) income before
          extraordinary item ......    $   (0.56)    $    0.06     $   (1.29)    $    0.23
     Extraordinary gain ...........         0.20          --            0.20          --
                                       ---------     ---------     ---------     ---------
Basic (loss) income per
     common share .................    $   (0.36)    $    0.06     $   (1.09)    $    0.23
                                       =========     =========     =========     =========
Diluted:
     (Loss) income before
          extraordinary item ......    $   (0.56)    $    0.06     $   (1.29)    $    0.22
     Extraordinary gain ...........         0.20          --            0.20          --
                                       ---------     ---------     ---------     ---------
Diluted (loss) income per
     common share .................    $   (0.36)    $    0.06     $   (1.09)    $    0.22
                                       =========     =========     =========     =========